FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS SECOND QUARTER 2003 SALES UP 50%
TO A RECORD $41.3 MILLION AND INCREASES ITS FULL YEAR 2003
SALES AND EARNINGS ESTIMATES

New York, New York, July 10, 2003: Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced that second quarter sales aggregated approximately $41.3 million, or 50% ahead of the $27.4 million reported in the second quarter of 2002. Thus for the first half of 2003, sales aggregated approximately $78.9 million, up 41% compared with $57.3 million in the same period one year earlier. In constant dollars sales were up 38% and 28% for the three and six month periods ended June 30, 2003, as compared to the 2002 periods. The Company expects to issue its complete results for the second quarter during the week of August 4, 2003.

Inter Parfums also announced it is raising sales and earnings guidance for 2003. If the dollar remains at current levels, the Company is looking for sales of between $165 million and $168 million. This represents a 27% to 29% gain over 2002's record sales of $130.4 million. Inter Parfums previously forecast 2003 sales of $150 million.

Similarly, the Company's profit expectations for 2003 have been raised with management projecting net income in the range of $11.6 million to $11.8 million. As compared to 2002's net income of $9.4 million, today's upward revision reflects a 23% to 26% increase from last year. The previously announced guidance put 2003 net income at $11 million.

"Year-to-date, the largest sales gainers on the prestige side of our business were Burberry, S.T. Dupont and Paul Smith fragrance products," stated Jean Madar, Chairman & CEO of Inter Parfums, Inc. "In each case, new products and related geographic rollouts were the growth catalysts. Prestige sales were exceptionally strong in North America, but for us, the turnaround in South American volume was particularly exciting after that region's marginal performance over the past several years. Our mass market product sales continued its steady growth in all three major categories - Intimate brand health and beauty aids, mass market fragrances and Aziza cosmetics."

Mr. Madar continued, "Initial orders of Diane von Furstenberg fragrance and cosmetics products are stronger than we originally anticipated. We will begin shipping our DvF product line in the third quarter of 2003. The second half of 2003 will also benefit from the international launch of Burberry Brit. We have high expectations for this new women's line which should play a very strategic role in the brand's future development. Based upon first half performance and second half expectations, we feel it is appropriate to upgrade our sales and earnings estimates at this time."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes such as Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, and Diane von Furstenberg, as well as mass market fragrances, cosmetics and personal care products in over 100 countries worldwide. Inter Parfums is included on the Russell 2000 and 3000 Indexes.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation. Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Contact at Inter Parfums, Inc.     or   Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO       The Equity Group Inc.
(212) 983-2640                          Linda Latman 212)836-9609
rgreenberg@interparfumsinc.com          llatman@equityny.com
www.interparfumsinc.com                 Sara Torres (212)836-9611
                                        storres@equityny.com
                                        www.theequitygroup.com